GMAC RFC
SERVICER COMPLIANCE STATEMENT (Item 1123)
Residential Funding Company, LLC
Lehman XS Trust, Series 2007-4N (the "Issuing Entity")
The undersigned, a duly authorized officer of Residential Funding Company, LLC, as servicer (the "Servicer") pursuant to the applicable servicing agreement, does hereby certify that:
1. A review of the Servicer's activities during the period covered by the Issuing
Entity's report on Form 10-K and of the Servicer's performance under the applicable servicing agreement has been made under my supervision.
2.
To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout such period.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 14th day of March 2008.

By:
/s/ Anthony N. Renzi
Name: Anthony N. Renzi
Title: Managing Director